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                                                                   Exhibit 10.53

                         REPUBLIC AIRWAYS HOLDINGS INC.
                         (FKA WEXFORD AIR HOLDINGS INC.)
                             (FKA WEXFORD III CORP.)

                           11.5% NOTE DUE MAY 14, 2003

       18,879,828.01                                           May 15, 2002

         FOR THE VALUE RECEIVED of full satisfaction of principal and interest due WexAir, LLC by Republic Airways Holdings Inc. (FKA Wexford Air Holdings Inc., FKA Wexford III Corp.) under its 11.5% Note due May 14, 2003, the undersigned, Republic Airways Holdings Inc. (FKA Wexford Air Holdings Inc., FKA Wexford III Corp.) (herein called the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to the order of WexAir, LLC the principal sum of Eighteen Million Eight Hundred Seventy Nine Thousand, Eight Hundred Twenty Eight Dollars and One Cent on May 14, 2003, or if such day is a Saturday, Sunday or any day in which banks located in the State of New York are authorized or obligated to close, then on the next day which is not a Saturday, Sunday or day in which banks located in the State of New York are authorized or obligated to close, or on such earlier date as the Company may specify in written notice to WexAir, LLC, with interest (computed on the basis of a 360-day year of twelve 30-day months and compounded semiannually)
(a) on the unpaid balance thereof at the rate of 11.5% per annum from the date hereof, payable at maturity which interest rate reflects the increased cash flow needs of the Company and its subsidiaries, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal and any overdue payment of interest, payable as aforesaid (or, at the option of the holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 15% or (ii) 5% over the rate of interest publicly announced by the Chase Manhattan Bank from time to time in New York, Now York as its "base" or "prime" rate.

         Payments of principal of and interest on this Note are to be made in lawful money of the United States of America at the office of the Company or at such other place as the Company shall have designated by written notice to the holder of this Note.

         The Company agrees, and the holder agrees, that the indebtedness evidenced by this Note is subordinate in right of payment, to the extent and in the manner provided in this paragraph, to the prior payment in full of all Senior Debt, and that the subordination is for the benefit of the holders of Senior Debt. "Senior Debt" means any indebtedness for borrowed money, or any guarantee of such indebtedness, of the Company outstanding at any time except debt that by its terms is not senior in right of payment to this Note. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy. reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, (1) holders of Senior Debt shall be entitled to receive payment in full in cash of the principal of and interest (including interest accruing after the commencement of any such proceeding) to the date of payment

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on the Senior Debt before the holder shall be entitled to receive any payment of principal of or interest on this Note; and (2) until the Senior Debt is paid in full in cash, any distribution to which the holder would be entitled but for this paragraph shall be made to holders of Senior Debt as their interests may appear. The Company may not pay principal of or interest on this Note and may not acquire this Note for cash or property other than capital stock of the Company if a default on Senior Debt occurs and is continuing that permits holders of such Senior Debt to accelerate its maturity, and if a distribution is made to the holder that because of this paragraph should not have been made to it, the holder who receives the distribution shall hold it in trust for holders of Senior Debt and pay it over to them as their interests may appear. After all Senior Debt is paid in full and until this Note is paid in full, the holder shall be subrogated to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the holders have been applied to the payment of Senior
Debt. Nothing in this paragraph shall impair, as between the Company and the holder, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on this Note in accordance with its terms.

         The Company may prepay this Note, in whole or in part, at any time together with interest accrued to the date of such prepayment. Upon any sale, assignment, transfer or other disposition of any stock of Chautauqua Airlines, Inc., or upon any issuance or sale by the Company of any capital stock, the Company shall prepay principal and interest on this Note in an amount equal to the cash proceeds of any such disposition, issuance or sale, net of reasonable costs and expenses and net of any repayments of indebtedness secured by a lien on any such stock of Chautauqua Airlines, Inc.

         If the Company defaults in the payment of any amount due hereon when due, and payable, the principal of this Note together with all accrued and unpaid interest hereon may be declared due and payable by the holder by notice to the Company.

         This Note, and the rights associated herewith, may be transferred by the Holder only by surrender to the Maker for reissuance along with appropriate transfer instructions, The Maker shall reissue this Note as and when requested by the Holder at any time prior to its maturity in accordance with those instructions.


                                    REPUBLIC AIRWAYS HOLDINGS INC.
                                    (FKA WEXFORD AIR HOLDINGS INC.,
                                    FKA WEXFORD III CORP.)



                                    By: /s/ Jay L. Maymudes
                                       --------------------------
                                    Name: Jay L. Maymudes
                                    Title: Vice President